Exhibit 4.2

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

AMP HOLDING Inc.

14% UNSECURED CONVERTIBLE PROMISSORY NOTE

$__________.00 ____________, 2014

FOR VALUE RECEIVED, AMP Holding Inc., a Nevada corporation (the “Company”) with its principal executive office at _____________________________, promises to pay to the order of _________________ (the “Payee” or the “Holder”) or registered assigns, on the 12-month anniversary of the date hereof, unless accelerated due to the occurrence of an Event of Default (the earlier of such dates is referred to as the “Maturity Date”), the principal amount of __________ Dollars ($____________.00) (the “Principal Amount”) and interest on the Principal Amount (as set forth in Section 3), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof. This Note may be prepaid by the Company without penalty. This “Note” is part of an offering of up to $4,000,000.00 in principal amount of “Notes” being made by the Company.

1. Automatic Conversion on the Share Increase Approval Date. On the Share Increase Approval Date (defined below), without further action from the Holder, 100% of the Principal Amount of this Note plus all accrued and unpaid interest on such date shall be converted into Common Stock at an initial conversion price equal to $0.14 per share (the “Conversion Price”). The “Share Increase Approval Date” means the date the Company amends its certificate of incorporation to authorize 500,000,000 shares of Company common stock (the “Common Stock”) or such other amount of shares of Common Stock to allow for the full conversion of the Note.

2. Computation of Interest.

A. Base Interest Rate; Payment of Interest. The outstanding Principal Amount shall bear interest at the rate of 14.0% per annum, provided that in no event shall the interest rate exceed the Maximum Rate provided in Section 2.B. below. Interest shall be based on a 360 day year. Accrued interest will be due and payable on the Maturity Date.

B. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

1

3. Certain Adjustments to the Conversion Price.

A. Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (collectively, “Common Stock Equivalents”); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 3.A. shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

B. Subsequent Equity Sales. If, at any time prior to the six (6) month anniversary of the date hereof, conversion of the Note or payment of the Note, the Company issues, any Common Stock or Common Stock Equivalents entitling any person or entity to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than one business day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3.B., indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3.B., upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. The foregoing anti-dilution protection shall not apply to securities issued in connection with (i) shares issued pursuant to the Company’s incentive plans, (ii) shares issued for consideration other than cash pursuant to a strategic relationship, joint venture, merger, consolidation, acquisition, or similar business combination approved by the Board; (iii) shares issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board; and (iv) shares issued with respect to securities outstanding as of the closing date.

4. Covenants of Company

A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 4.A.:

2

(i) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company; and

(ii) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting its business affairs. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents.

(iii) Shareholder Meeting. The Company shall hold a special or annual meeting of shareholders of the Company (the “Shareholder Meeting”) no later than March 31, 2015 (the “Shareholder Meeting Deadline”), soliciting its shareholders affirmative vote at the Shareholder Meeting for approval of a resolution amending the Company’s certificate of incorporation to authorize 500,000,000 shares of Common Stock or such other amount of shares of Common Stock to allow for the full conversion of the Note (such affirmative approval is referred to herein as the “Share Increase Approval”). The Company shall use its best efforts to solicit its shareholders’ approval of the Share Increase Approval and to cause the board of directors of the Company to recommend to the shareholders that they approve the Share Increase Approval. In the alternative, the Company is permitted to obtain the Shareholder Increase Approval by written consent followed by the filing and mailing of a Schedule 14C Information Statement. If, despite the Company’s best efforts the Share Increase Approval is not obtained on or prior to the Shareholder Meeting Deadline, the Company shall cause an additional Shareholder Meeting to be held every three (3) months thereafter until such Share Increase Approval is obtained. Within one business day after receipt of the Share Increase Approval, the Company will file an amendment with the Secretary of State of Ohio effecting the Share Increase Approval.

5. Events of Default

A. The term “Event of Default” shall mean any of the events set forth in this Section 5.A.:

(i) Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

(ii) Non-Performance of Affirmative Covenants. The Company shall materially default in the due observance or performance of any covenant set forth in Section 4.A.

(iii) Intentionally left blank.

(iv) Bankruptcy, Insolvency, etc. The Company shall:

(a) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company, or make a general assignment for the benefit of creditors; or

(b) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

3

B. Action if Bankruptcy. If any Event of Default described in clause (iv) of Section 5.A. shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clause (iv) of Section 5.A.) shall occur for any reason, whether voluntary or involuntary, and be continuing, for thirty (30) days after written notice thereof by Holder to the Company, during which period such Event of Default is not cured, the Holder may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of the Note, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

6. Miscellaneous.

A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

B. Governing Law; Forum. This Note shall be governed by the laws of the State of Ohio as applied to contracts entered into and to be performed entirely within the State of Ohio and the parties consent to the jurisdiction of the courts of the State of Ohio and the United States District Courts situated in Hamilton County, Ohio.

C. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

D. Notice. All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address set forth herein personally, by a reputable overnight messenger.

E. No Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

AMP HOLDING INC.

By:________________________________

Stephen S. Burns, CEO

4